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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                 AUTHENTIDATE HOLDING CORP. COMPLETES REPURCHASE
                          OF SERIES A PREFERRED SHARES

Schenectady, N.Y. -- June 23, 2003 -- AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that it has completed the repurchase of its series `A' preferred shares.

The shares, which were controlled by AuthentiDate Chairman and CEO John Botti, will be retired in exchange for cash and repayment of all outstanding loans to Mr. Botti by the Company. The cash portion of the purchase price will be paid out over a period of eighteen months. While the shares were recently valued at $1.1 million by Standard & Poor's, the value realized by Mr. Botti, $850,000, is less than the value assigned to the shares by Standard & Poor's. The Company's Board required Mr. Botti to repay the outstanding loans out of the sales proceeds as a condition of the transaction. The transaction was approved unanimously by the Company's Board of Director's, the Company's Audit Committee, all of the holder's of the Company's convertible preferred stock and all of the holders of the Company's convertible debentures.

"The Board of Director's believes that this is the best solution to two complex issues," stated David Luce, a member of the Company's Board. "While Mr. Botti was reluctant to relinquish his control of the shares at such a reduced valuation, he realized that it was the best thing to do for the Company and its shareholders and we appreciate his willingness to put their interests ahead of his own."

ABOUT AUTHENTIDATE HOLDING CORP.

AUTHENTIDATE HOLDING CORP. (AHC) is the holding company of five business units:
DocSTAR, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate is establishing itself as the authority on "content security," a growing sector of the electronic network security infrastructure market Trac Medical uses the AuthentiDate service to improve speed, accuracy and security in processing medical forms. These three business units comprise the AuthentiDate Segment for financial reporting purposes. DocSTAR sells a complete line of document imaging products and DJS delivers professional services centered on systems integration projects, staff augmentation, out-tasking and outsourcing services, and resells computer related products.



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This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company's ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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CONTACT:

John A. Stiles and Associates, L.L.C.
John A. Stiles,  314-994-0560
johnstiles@sbcglobal.net